Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of BancPlus Corporation (the “Company”) on Form S-8 (No. 333-237427) filed March 27, 2020, on Form S-8 (No. 333-239035) filed June 9, 2020, and on Form S-8 (No. 333-263818) filed March 24, 2022, of our report dated March 7, 2025, with respect to the consolidated financial statements of the Company, included in this Annual Report on Form 10-K as of December 31, 2024 and 2023, and for each of the years in the three-year period ended December 31, 2024.

/s/ Forvis Mazars, LLP

Jackson, Mississippi
March 7, 2025